EX-99.1

NEWS RELEASE
Contacts: Investor Relations Ken Avalos, (206) 298-2909
Media Relations Liz Brady, (646) 277-1226
For Immediate Release

Emeritus Corporation Moves to the New York Stock Exchang
Ticker to Remain “ESC”

SEATTLE – Sept. 3, 2008 – Emeritus Corporation (AMEX: ESC) today announced that it has filed an application to list its common stock on the New York Stock Exchange (NYSE). The Company expects to begin trading on the NYSE on September 17, 2008 (subject to approval by the NYSE) under the stock symbol “ESC.” Until that time, the Company's shares will continue to trade on the AMEX National Market under the symbol "ESC."

To mark this milestone, the Company will ring the opening bell at the NYSE on Wednesday, September 17.

Daniel Baty, Chairman and Co-Chief Executive Officer of Emeritus, stated: “Our move to the NYSE is an important next step for Emeritus, and we look forward to joining the many leading companies that are part of this exchange. We believe our association with the NYSE will help to further raise our visibility within the investment community as we continue to focus on providing high-quality resident care and continued growth.  We would also like to thank the American Stock Exchange for its service and support over the years.”

ABOUT EMERITUS

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 289 communities in 36 states representing capacity for approximately 24,800 units and 29,600 residents. For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.